Exhibit 99.1
Green Dot to Seek Stockholder Approval to Eliminate Board Classes

Pasadena, CA – December 19, 2016 – Green Dot Corporation (NYSE: GDOT) today announced that its Board of Directors has approved, subject to stockholder approval, amendments to the Company's certificate of incorporation that will declassify the Board of Directors so that, after an initial transition period, all directors will be elected annually.
If approved by stockholders, directors elected prior to the 2017 Annual Meeting of Stockholders would be able to complete their respective three-year terms and directors elected at the 2017 Annual Meeting and subsequent meetings would serve for one-year terms. The Board intends to recommend that stockholders approve the proposed amendments at the 2017 Annual Meeting. At present, the Board consists of three classes, with members of each class elected for staggered three-year terms, with the terms of office of the respective classes expiring in successive years. The term of the directors in Class I expire at the 2017 Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2018 and 2019, respectively. If the proposal is approved by stockholders, all directors would stand for annual elections commencing with the 2019 Annual Meeting of Stockholders.
“We believe that by taking this step to eliminate board classes, moving to one year terms over a transition period, Green Dot’s board of directors is demonstrating its accountability to shareholders," said William I Jacobs, Chairman of Green Dot’s Board of Directors. “We value our shareholders’ opinions and consider their feedback when establishing and evaluating appropriate policies and practices. Additional changes that have improved our corporate governance profile include refreshing our board with five new board members with less than one year of tenure, and implementing many shareholder-friendly policies and actions including separation of the Chairman and CEO roles, majority voting and proxy access.”
New Board Members
On April 11, 2016, the Company appointed three new independent directors, J. Chris Brewster, Rajeev V. Date and William I. Jacobs to the Company’s Board of Directors.
On May 23, 2016, stockholders elected Saturnino Fanlo and George W. Gresham to the Board.
Separation of Chairman and Chief Executive Officer Roles
On June 23, 2016, the Company’s Board of Directors appointed William I Jacobs as Chairman of the Board of Directors effective immediately.
Proxy Access
On September 22, 2016, the Company’s Board of Directors adopted amendments to the Company’s bylaws to implement “proxy access.” As amended, the bylaws now permit a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of the Company’s shares of Class A common stock that constitutes at least 3% of the Company’s outstanding shares of Class A common stock, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.
Majority Voting
On September 22, 2016, the Company’s Board of Directors approved amendments of the bylaws to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director, excluding abstentions. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

About Green Dot
Green Dot Corporation, along with its wholly owned subsidiary bank, Green Dot Bank, is a bank holding company regulated by the Board of Governors of the Federal Reserve System and the Utah Department of Financial Institutions. Green Dot is widely recognized as the inventor of the prepaid debit card industry and is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leading financial technology company and the largest processor of tax refund disbursements in the U.S. through its wholly owned subsidiary, TPG. Green Dot is also a leading provider of mobile banking with its GoBank checking account sold at retailers nationwide and through integrated technology partners. Green Dot's products and services are available to consumers through a distribution network of more than 100,000 U.S. locations, as well as online, in the leading app stores and through leading online tax preparation providers. Headquartered in Pasadena, Calif., it has additional facilities throughout the United States and in Shanghai, China.
Important Additional Information and Where You Can Find It
The Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting of Stockholders (the “Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2017 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for the 2016 Annual Meeting of the Stockholders, filed with the SEC on April 18, 2016. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting of Stockholders will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Green Dot stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Investor Relations, or from the Company’s website, www.greendot.com.

Contacts
Investor Relations
626-765-2427
IR@greendot.com
Or
Media Relations
Brian Ruby, 203-682-8268
Brian.Ruby@icrinc.com